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Exhibit 23.1

        CONSENT OF KPMG LLP

The Board of Directors
ebix.com, Inc.:

        We consent to the incorporation by reference in the registration statements (Nos. 333-59242, 333-64664, 333-46066, 333-23261 and 33-62901) on Form S-8 and (Nos. 333-64368, 333-12781 and 33-62427) on Form S-3 of ebix.com, Inc. of our report dated March 22, 2002, relating to the consolidated balance sheets of ebix.com, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income (loss), stockholders' equity (deficit) and cash flows, and the related consolidated financial statement schedule for the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of ebix.com, Inc.

Chicago, Illinois
March 29, 2002

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Exhibit 23.1